EXHIBIT 99.1

ANALOG DEVICES PROMOTES EILEEN WYNNE TO
VICE PRESIDENT AND CHIEF ACCOUNTING OFFICER

NORWOOD, Mass.—MAY 8, 2013 Analog Devices, Inc. (NASDAQ: ADI) today announced that Eileen Wynne has been promoted to vice president, corporate controller, and chief accounting officer, reporting to Chief Financial Officer (CFO) David Zinsner.

“Eileen is a strong financial manager and leader and is widely respected for her policy, compliance, and financial reporting expertise,” said David Zinsner, ADI vice president, finance, and CFO. “Throughout her nearly 15-year career with ADI, Eileen has been integral to the accounting team, taking on increasing levels of responsibility and consistently delivering outstanding results.”

Ms. Wynne, 47, has been the ADI corporate controller since 2011, managing worldwide accounting, internal control, financial management planning and reporting, internal audit, and Securities and Exchange Commission reporting. Ms. Wynne joined ADI in 1999 as external reporting manager. In 2004, she was promoted to assistant corporate controller. Prior to joining ADI, Ms. Wynne held various positions in private and public accounting, including audit manager for the global audit, tax, and advisory firm Grant Thornton.

Ms. Wynne is a licensed certified public accountant. She holds a Master of Science degree in accountancy from the Bentley University Elkin B. McCallum Graduate School of Business and a Bachelor of Arts degree in financial economics from Saint Anselm College. Ms. Wynne succeeds long-term ADI employee and retiring Chief Accounting Officer Seamus Brennan. There are no reportable family relationships or related person transactions involving Analog Devices and Ms. Wynne.

About Analog Devices
Innovation, performance, and excellence are the cultural pillars on which Analog Devices has built one of the longest standing, highest growth companies within the technology sector. Acknowledged industry-wide as the world leader in data conversion and signal conditioning technology, Analog Devices serves over 60,000 customers, representing virtually all types of electronic equipment. Analog Devices is headquartered in Norwood, Massachusetts, with design and manufacturing facilities throughout the world. Analog Devices is included in the S&P 500 Index.